Exhibit 21.1

Subsidiaries of the Registrant

Name	State of Incorporation or organization
1.Ambar Lone Star Fluid Services LLC	Texas
2.Current Power Solutions, Inc.	Texas
3.Drilling Technologies 1 LLC	Delaware
4.Drilling Technologies 2 LLC	Delaware
5.Great Plains Oilfield Rental, L.L.C.	Oklahoma
6.Keystone Rock & Excavation, L.L.C.	Oklahoma
7.MS Directional, LLC	Texas
8.Patterson Petroleum LLC	Texas
9.Patterson UTI International Saudi Arabia Limited	Kingdom of Saudi Arabia
10.Patterson-UTI Drilling Canada Limited	Nova Scotia
11.Patterson-UTI Drilling Company LLC	Texas
12.Patterson-UTI Drilling International, Inc.	Delaware
13.Patterson-UTI International (Argentina) S.R.L.	Argentina
14.Patterson-UTI International (Netherlands) B.V.	The Netherlands
15.Patterson-UTI International Holdings (BVI) Limited	British Virgin Islands
16.Patterson-UTI International Holdings (Netherlands) One B.V.	The Netherlands
17.Patterson-UTI International Holdings (Netherlands) Two B.V.	The Netherlands
18.Patterson-UTI International Holdings, Inc.	Delaware
19.Patterson-UTI International (India) B.V.	The Netherlands
20.Patterson-UTI International (Kuwait) Limited	British Virgin Islands
21.Patterson-UTI Holding Company LLC	Delaware
22.Patterson-UTI Management Services, LLC	Delaware
23.PTL Prop Solutions, L.L.C.	Oklahoma
24.Seventy Seven Energy LLC	Delaware
25.Seventy Seven Land Company LLC	Oklahoma
26.Seventy Seven Operating LLC	Oklahoma
27.Superior QC, LLC	Delaware
28.Universal Pressure Pumping, Inc.	Delaware
29.Universal Wireline LLC	Delaware
30.Warrior Rig Technologies Limited	Alberta
31.Warrior Rig Technologies US LLC	Delaware
32.Western Wisconsin Sand Company, LLC	Wisconsin